Exhibit 99.1

CONTACT:	Suzanne Herrick, Fedoruk & Associates, Inc., 612-247-3079, suzanne@fedorukinc.com

WEBSITE:	www.diego-pellicer.com; co.diego-pellicer.com

FOR IMMEDIATE RELEASE

Diego Pellicer Worldwide, Inc. Announces
Double Digit Year-Over-Year Growth For Colorado Licensee

Diego Pellicer – Colorado reports year-end and fourth quarter gross receipts

RENO, Nev. (Jan. 26, 2021) – Diego Pellicer Worldwide, Inc. (OTCPink: DPWW), a premium cannabis brand and retail development company, today announced that its Colorado licensee reported its 2020 fiscal results with a 32 percent increase in year-over-year gross receipts. Diego Pellicer Colorado also reported a 47 percent increase in gross receipts in the fourth quarter of 2020 alone compared with the fourth quarter of 2019.

“Diego Pellicer – Colorado has proven again that high-quality premium products and a world-class shopping experience guided by cannabis professionals are invaluable to success,” said Nello Gonfiantini III, chief executive officer, Diego Pellicer Worldwide, Inc. “We’re very pleased with our Colorado licensee’s accomplishments especially during the global pandemic challenges of 2020. We applaud all the employees for their diligence in providing a safe shopping environment that’s compliant with state and federal guidelines.”

Award-Winning Dispensary, Leadership

With unique offerings in flower, concentrates, edibles, topicals and even THC-infused bar-be-que and wing sauces, Diego Pellicer – Colorado has demonstrated award-winning leadership in cannabis. In December, Diego Pellicer – Colorado received a prestigious 2020 CBA Globe Award for “Best Dispensary/Center – Medical or Recreational” as well as two CBA Globes for MVPs: one to CEO of Diego Pellicer – Colorado, Neil Demers and one to Chief Operations Officer Nick Jack.

“The Diego Pellicer team is committed to delivering a premium retail experience and our 2020 financial results demonstrate our success,” said Demers. “Throughout 2020, our team continued to excel in serving the community and our outstanding Diego customers who helped us keep things safe at the store.”

About Diego Pellicer Worldwide, Inc. (OTCPink: DPWW)

Diego Pellicer Worldwide, Inc. is a premium marijuana brand, retail and management company. In addition to its branded location in Colorado, the company actively seeks to acquire and manage high-end, turnkey cannabis retail stores, cultivation and manufacturing facilities. DPWW is executing on its long-term vision to become a national, vertically integrated cannabis company. To learn more about how to become a branded Diego Pellicer retailer, cultivator or investor visit www.Diego-Pellicer.com.

Safe Harbor Statement

Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”). The words “estimate,” “project,” “intends,” “expects,” “anticipates,” “believes” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management’s beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Act. These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

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